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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the capital "Experts" in the Registration Statement (Form S-4) and related Prospectus of First Bank System, Inc. for the registration of $300 million of Capital Securities and to the incorporation by reference therein of our report dated January 9, 1996 (except for Note C, as to which the date is February 16, 1996), with respect to the consolidated financial statements of First Bank System, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 25, 1996